Exhibit 99.1


       Schnitzer Steel Reports Improved Second Quarter Earnings


    PORTLAND, Ore.--(BUSINESS WIRE)--April 9, 2007--Schnitzer Steel Industries, Inc. (NASDAQ:SCHN) today reported net income for the fiscal 2007 second quarter ended February 28, 2007 of $28 million, or $0.93 per diluted share. This compares to net income of $21 million, or $0.68 per diluted share, during the second quarter of fiscal 2006. Revenues for the quarter of $604 million were 50% higher than revenues reported during the same period in 2006.

    The Company reported fiscal year-to-date net income of $50 million, or $1.60 per diluted share. This compares to net income of $63 million, or $2.03 per diluted share, for the comparable period in 2006. Included in fiscal year-to-date 2006 net income for the comparable period was a gain in the first quarter of $34 million (after tax) related to the disposition of the Hugo Neu joint venture assets. Net income in 2006 was also reduced by a charge in the first quarter of $11 million relating to a reserve taken by the Company for the estimated settlement of the SEC and Department of Justice investigations into the Company's past payment practices in Asia. Excluding the gain from the disposition of joint venture assets and the charge for the investigation reserve, fiscal year-to-date 2006 net income for the comparable period would have been $40 million, or $1.30 per diluted share.



                             Second  Second   First   Year to Year to
 (in millions, except per-    Quarter Quarter Quarter  Date     Date
         share data)           2007    2006    2007    2007     2006
---------------------------- ------------------------ ------- --------
Revenues                        $604    $403    $510  $1,114     $745
---------------------------- ------------------------ ------- --------
Operating Income                 $47     $32     $34     $81   $ 49(1)
---------------------------- ------------------------ ------- --------
Net Income                       $28     $21     $21     $50      $63
---------------------------- ------------------------ ------- --------
Diluted EPS                    $0.93   $0.68   $0.69   $1.60    $2.03
---------------------------- ------------------------ ------- --------
Gain on Asset Disposition         --      --      --      --      $34
---------------------------- ------------------------ ------- --------
Charge for Investigation
 Reserve                          --      --      --      --    ($ 11)
---------------------------- ------------------------ ------- --------
Net Income excluding Gain on
 Asset Disposition and
 Charge for Investigation
 Reserve                         $28     $21     $21    $ 50     $ 40
---------------------------- ------------------------ ------- --------
Diluted EPS excluding Gain
 on Asset Disposition and
 Charge for Investigation
 Reserve                       $0.93   $0.68   $0.69  $ 1.60   $ 1.30
---------------------------- ------------------------ ------- --------

(1) Includes $11 million charge related to SEC and Department of Justice investigations.


    "We continue to be pleased with our strong operating and financial results," said John Carter, President and CEO. "Net income in the second quarter improved by approximately 33% from both the prior quarter and last year as we continued to focus on increasing our asset utilization to take advantage of the strong markets in which we operate."

    "Our Metals Recycling Business substantially increased sales volumes and margins -- the worldwide markets for scrap metal remain very positive, and our ability to ship directly to international markets from export facilities on both coasts remains a long-term competitive advantage. Our Auto Parts Business showed solid quarter over quarter and year over year improvement in financial results. Our Steel Manufacturing Business also posted good financial results despite the effects of normal seasonal slowdowns in the construction industry on the West Coast. We were encouraged by a pick-up in activity toward the end of the quarter, and the demand for steel in our markets appears to be high," said Carter.

    "Our overall operating performance was strong during the quarter," said Chief Operating Officer Tamara Lundgren. "In the Metals Recycling Business, we saw good operational results from the two new mega-shredders installed during the first quarter, which helped increase our production and sales volumes. We look forward to the installation of similar equipment at our Portland facility this spring. In the Auto Parts Business, contributions from increased core and scrap sales offset some of the normal seasonal decline in admissions and parts sales. In the Steel Manufacturing Business sales activity increased as customers reacted to announced price increases and we were able to offset some of the higher scrap price pressure on our margins by shifting production toward higher margin products."

    Metals Recycling Business

    The Metals Recycling segment benefited from record sales volumes as worldwide market conditions for recycled metal continued to be strong.







($ in millions, except
 selling prices;
 ferrous volume in
 thousands of long
 tons, non-ferrous     Second    Second   First    Year to   Year to
 volumes in millions    Quarter  Quarter  Quarter    Date      Date
 of pounds)              2007     2006     2007      2007      2006
----------------------------------------------------------------------
Total Revenues             $486     $295     $400      $887      $536
----------------------------------------------------------------------
Ferrous Revenues           $396     $239     $315      $711      $447
----------------------------------------------------------------------
Ferrous Volumes
 (Processing/Trading) 1,143/276  912/154  868/320 2,011/596 1,461/461
----------------------------------------------------------------------
Avg. Net Ferrous Sales
 Prices ($/LT)(1)
(Processing/Trading)   $237/257 $197/178 $226/252  $232/254  $201/203
----------------------------------------------------------------------
Nonferrous Volumes           90       72       80       170       122
----------------------------------------------------------------------
Avg. Net Nonferrous
 Sales Prices
 ($/LB)(1)                $0.96    $0.74    $1.02     $0.99     $0.69
----------------------------------------------------------------------
Operating Income (2)        $40      $19      $25       $65       $33
----------------------------------------------------------------------

(1) Sales prices are shown net of freight

(2) Includes operating income from joint ventures


    Revenues from the Metals Recycling Business increased 21% over the first quarter of fiscal 2007 and 65% over the second quarter of 2006. Compared to the first quarter of this year, ferrous processing volumes increased by 275 thousand tons (32%) and nonferrous volumes increased by 10 million pounds (13%). The increase in volumes from the first quarter was primarily related to the timing of shipments and higher volumes processed at the Company's Oakland and Boston area facilities, where the installation of new mega-shredders had a temporarily disruptive effect on operations during the first quarter. Compared to the second quarter of last year, volumes were also significantly higher, primarily reflecting the Company's efforts to increase throughput at all of its processing facilities.

    During the quarter, the markets for ferrous scrap continued to be strong, with average net selling prices realized through the Company's processing facilities up $11/ton from the first quarter and $40/ton from the second quarter of last year. In addition, the markets for nonferrous metals also remained strong, with average prices up 30% over the same period in the prior year, although declining slightly from the first quarter.

    Operating income improved 60% from the first quarter and 111% year over year. The increase from the first quarter was due to higher shipping volumes and higher ferrous selling prices, with the latter being partially offset by higher costs for the purchase of scrap metal for processing. Compared to the second quarter of last year, operating income improved due to higher volumes and selling prices. Operating margins in the processing business were 10%, compared to 8% in the first quarter of this year and 7% in the second quarter of last year.

    Auto Parts Business

    The Auto Parts Business reported both quarter over quarter and year over year improvements in operating income.




                                                            Year  Year
($ in millions, except locations)  Second  Second    First    to   to
                                   Quarter  Quarter Quarter Date  Date
                                    2007     2006    2007   2007  2006
------------------------------------------ -------- ------- ----- ----
Revenues                              $60      $50     $61  $121  $96
------------------------------------------ -------- ------- ----- ----
Operating Income                       $5       $4      $4    $9  $11
------------------------------------------ -------- ------- ----- ----
Locations (end of quarter)             52       51      52    52   51
------------------------------------------ -------- ------- ----- ----


    Revenues for the Auto Parts Business increased 20% over the second quarter of 2006 and declined 2% from the seasonally strong first quarter of this year. The year over year increase was due to improved performance in the Company's full-service operation, the contribution of the five stores converted to self-service and increased core and scrapped vehicle revenues due to higher ferrous and nonferrous prices. The decline on a quarter over quarter basis was primarily attributable to the impact of winter weather conditions on the Company's self-service admissions and parts sales, offset partly by increases in full-service revenues and scrapped vehicle sales and the full quarter impact of the fifth self-service conversion store opened in October of this fiscal year.

    Second quarter operating income increased 38% over the second quarter of 2006 and 32% over the first quarter of this year. The increased operating income compared to the second quarter of last year was primarily the result of improved full-service profitability. Higher self-service core and scrapped vehicle sales as a result of higher prices were more than offset by increased costs for purchased vehicles and increases in information technology expenses related to upgrades to key management systems. Compared to the first quarter of this year, operating income increased due improved full-service performance. Higher self-service core and scrapped vehicle sales were offset by lower retail parts and admission revenues in the seasonally weaker second quarter.

    Steel Manufacturing Business

    The Steel Manufacturing Business completed another solid quarter.



                                                           Year  Year
($ in millions, except selling    Second  Second    First   to    to
 prices; volume in thousands of   Quarter  Quarter Quarter Date  Date
 tons)                             2007     2006    2007   2007  2006
----------------------------------------- -------- ------- ----- -----
Revenues                             $99      $90     $96  $195  $179
----------------------------------------- -------- ------- ----- -----
Avg. Net Sales Prices ($/T)         $536     $522    $546  $541  $519
----------------------------------------- -------- ------- ----- -----
Sales Volume                         177      165     170   347   331
----------------------------------------- -------- ------- ----- -----
Operating Income                     $12      $16     $15   $27   $32
----------------------------------------- -------- ------- ----- -----


    Revenues for the Steel Manufacturing Business were slightly higher than the first quarter of 2007 and 10% higher than the second quarter of 2006. Sales volumes, which were 4% higher on a quarter over quarter basis, more than offset a 2% decline in average net sales prices. While the steel industry experienced normal seasonal softness during the winter months, sales volumes accelerated during the latter part of the quarter as customer activity increased in anticipation of future price increases. On a year over year basis, both sales volumes and sales prices increased.

    Operating income declined on both a year over year and quarter over quarter basis, primarily due to a narrowing of the spread between the net sales price/ton and the cost/ton of acquiring scrap metal for use in the Company's electric arc furnace. The Steel Manufacturing Business acquires 100% of its scrap at market prices through the Metals Recycling Business.

    Share Repurchase:

    During the quarter, the Company repurchased 1.25 million shares of its Class A common stock at an average price of $37.20 per share. Year-to-date, the Company has repurchased 1.5 million shares, or approximately 5% of total shares outstanding, and under the authority granted by the Company's Board of Directors, 3.2 million shares remain available for repurchase.

    The timing and amount of future repurchases will be determined at the discretion of the Company's management based on a number of factors, including the availability of capital, other capital allocation alternatives and market conditions for the Company's common stock. The share repurchase program does not require the Company to acquire any specific number of shares, may be suspended, extended or terminated by the Company at any time without prior notice and may be executed through open market purchases or privately negotiated transactions or utilizing Rule 10b5-1 programs.

    Outlook

    The factors that will affect the Company's results in the third quarter of fiscal 2007 include:

    Metals Recycling Business:

    Pricing. The international markets for scrap metal are expected to be robust. Based on sales booked to date and the Company's current view of the markets, average net selling prices during the third quarter are expected to be at record levels, approximately $40-$50 per ton higher than the prices in the recently completed second quarter. The markets for nonferrous materials are also expected to remain strong with the average price per pound approximating the levels of the second quarter.

    Sales volumes. Ferrous scrap volumes in the processing business are expected to decline by 100 thousand to 150 thousand tons from the record volumes achieved during the second quarter, primarily related to lower ending inventories and the timing of shipments. Volumes in the trading business, Schnitzer Global Exchange, should increase slightly. Nonferrous sales volumes are expected to approximate the 90 million pounds shipped during the recently completed quarter.

    Margins. Strong demand for both ferrous and nonferrous scrap is expected to continue to put pressure on buying prices for materials. The strength of the domestic steel industry and tight supply conditions for materials are expected to result in a significant increase in purchase prices for scrap metal, particularly on the East Coast. As a result, the anticipated increase in export selling prices is expected to be partially offset by higher buying prices for scrap metal.

    Auto Parts Business:

    Revenues. Revenues are expected to increase on both a quarter over quarter and year over year basis as a result of higher sales in both the self-service and full-service operations. Compared to the second quarter of this year, the self-service business should benefit from normal seasonal improvements due to more favorable weather conditions, higher core and scrapped vehicle sales due to an increase in purchased car volumes and improved performance in the five self-service conversion stores. Compared to the third quarter of 2006, self-service revenues are expected to improve based on higher core and scrapped vehicle revenues and higher conversion store sales.

    Margins. Margins in the third quarter are expected to improve from the second quarter of this year, with seasonal improvements in the self-service business and higher core and scrapped vehicles sales offsetting higher purchased vehicle costs. The full-service business is again expected to be profitable. Compared to the third quarter of 2006, margins are expected to improve slightly due to a widening of the spread between core and scrapped vehicle sales and the cost of purchased vehicles combined with stronger performance in the full-service operation.

    Steel Manufacturing Business:

    Pricing. Demand for steel products is expected to rise in the third quarter as West Coast construction activity increases. Based on recently announced price increases and current market conditions, the average net prices during the quarter are expected to be approximately 10% higher than the average prices obtained during the recently completed second quarter.

    Sales Volumes. The Company scheduled a six-week shutdown of one of its rolling mills beginning in early March for the installation of a new reheat furnace. In anticipation of the shutdown, the Company built inventory during the second quarter to support the expected strong market demand. As a result, sales volumes during the third quarter are expected to approximate the volumes during the recently completed second quarter, while being lower than the 190,000 tons sold during the third quarter of 2006.

    Margins. Rising scrap costs, lower volumes and one-time costs associated with the shutdown of the rolling mill during the installation of the new reheat furnace are expected to result in margins which are lower than reported during the third quarter of 2006. Compared to the second quarter of this year, scrap costs are expected to approximate the increase in net selling prices, although the potential exists for margin expansion if scrap price increases were to slow. Any benefit from these lower than anticipated raw material costs would be partially offset by the one-time costs noted above.

    Second Quarter 2007 Conference Call

    A conference call to discuss results will be held today, April 9, 2007, at 11:30 a.m. EDT, hosted by John Carter, President and Chief Executive Officer, and Greg Witherspoon, Chief Financial Officer. The call will be webcast and is accessible on Schnitzer Steel's web site at www.schnitzersteel.com.

    Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 32 operating facilities located in 11 states throughout the country, including six export facilities located on both the East and West Coasts and in Hawaii. The Company's vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 35 self-service facilities and 17 full-service facilities located in 14 states and in western Canada. With an annual production capacity of over 750,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 101st year of operations in 2007.

    This news release includes four non-GAAP financial measures: net income and net income per diluted share excluding a gain on disposition of joint venture assets and net income and net income per diluted share excluding a gain on disposition of joint venture assets and charge for investigation reserve. Management believes that by excluding the impact of the gain and the charge for the investigation reserve, these measures allow for better comparisons to prior periods and provide a better insight into the Company's operating performance.

    This news release, particularly the Outlook section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company's outlook for the business and statements as to expected pricing, sales volume, operating margin and operating income. Such statements can generally be identified because they contain expect, believe, anticipate, estimate and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and raw materials it purchases; world economic conditions; world political conditions; changes in federal and state income tax laws; impact of pending or new laws and regulations regarding imports and exports into the United States and other foreign countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates; loss of key personnel; the inability to complete expected large scrap export shipments in the current quarter; business integration issues relating to acquisitions of businesses; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent annual report on Form 10-K or quarterly report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.

    For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.



                   SCHNITZER STEEL INDUSTRIES, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
         (Unaudited, in thousands, except per share amounts)


                             For the Three      For the Six Months
                               Months Ended             Ended
                           ------------------- ----------------------
                           February  February   February   February
                              28,       28,        28,         28,
                             2007      2006       2007       2006
                           --------- --------- ----------- ----------


 Revenues                  $604,442  $403,285  $1,114,296  $ 744,516

 Operating expense:
Cost of goods sold          515,618   338,561     950,324    623,667
Selling, general and
 administrative              42,741    33,540      85,599   73,884(2)
(Income) from joint
 ventures                    (1,181)     (386)     (2,467)    (2,138)
                           --------- --------- ----------- ----------

Operating income             47,264    31,570      80,840     49,103

 Other income (expense):
 Interest expense            (2,305)     (401)     (3,367)      (836)
 Other income, net              285       689       1,402   56,223(1)
                           --------- --------- ----------- ----------
 Other income (expense)      (2,020)      288      (1,965)    55,387
                           --------- --------- ----------- ----------


 Income before income
  taxes, minority
  interests, and pre-
  acquisition interests      45,244    31,858      78,875    104,490

 Income tax expense          16,265    10,591      28,336     41,726
                           --------- --------- ----------- ----------

 Income before minority
  interests and pre-
  acquisition interests      28,979    21,267      50,539     62,764

 Minority interests, net of
  tax                          (533)     (149)       (935)      (302)

 Pre-acquisition interests,
  net of tax                                                     186
                           --------- --------- ----------- ----------
 Net income                $ 28,446  $ 21,118  $   49,604  $  62,648
                           ========= ========= =========== ==========


 Net income per share -
  basic                    $   0.94  $   0.69  $     1.62  $    2.05
                           ========= ========= =========== ==========

 Net income per share -
  diluted                  $   0.93  $   0.68  $     1.60  $    2.03
                           ========= ========= =========== ==========


(1)Includes a gain on disposition of joint ventures of $54.6 million pre-tax.

(2)Includes a charge of $11 million related to investigation reserve.




                 SCHNITZER STEEL INDUSTRIES, INC.
                       FINANCIAL HIGHLIGHTS
        (Unaudited, in thousands, except per share amounts)

                        For the Three         For the Six Months
                          Months Ended               Ended
                      -------------------   -----------------------
                      February February      February  February 28,
                         28,       28,          28,
                        2007     2006          2007           2006
                      -------------------   -----------------------
REVENUES:
Metals Recycling
 Business:
   Ferrous sales:
   Processing         $315,930 $ 205,579    $  539,022 $   335,116
   Trading              80,414    33,312       171,927     112,001
   Nonferrous sales     87,931    54,301       169,925      85,829
   Other                 1,845     1,791         5,731       3,467
                      -------------------   -----------------------
   Total               486,120   294,983       886,605     536,413

Auto Parts Business     59,786    49,982       120,594      95,904
Steel Manufacturing
 Business               98,924    89,535       194,984     178,691
Intercompany revenue
 eliminations          (40,388)  (31,215)      (87,887)    (66,492)
                      -------------------   -----------------------
   Total              $604,442 $ 403,285    $1,114,296 $   744,516
                      ===================   =======================

INCOME (LOSS) FROM
 OPERATIONS:
Metals Recycling
 Business:
   Processing         $ 38,814 $  19,594    $   62,706 $    33,116
   Trading                 942      (727)        1,893        (515)
Auto Parts Business      5,007     3,630         8,802      11,367
Steel Manufacturing
 Business               11,910    16,246        27,269      32,316
Corporate expense      (11,074)   (8,987)      (20,768) (28,466)(1)
Intercompany profit
 eliminations            1,665     1,814           938       1,285
                      -------------------   -----------------------
   Total              $ 47,264 $  31,570    $   80,840 $    49,103
                      ===================   =======================

NET INCOME            $ 28,446 $21,118(2)   $   49,604 $  62,648(2)
                      ===================   =======================
NET INCOME PER SHARE -
 BASIC                $   0.94 $    0.69    $     1.62 $      2.05
                      ===================   =======================
NET INCOME PER SHARE -
 DILUTED              $   0.93 $    0.68    $     1.60 $      2.03
                      ===================   =======================
SHARE INFORMATION
 (THOUSANDS):
    Basic shares
     outstanding        30,366    30,528        30,566      30,503
                      ===================   =======================
    Diluted shares
     outstanding        30,607    30,857        30,906      30,854
                      ===================   =======================

(1)Includes a charge of $11 million related to investigation reserve.

(2)Includes an after-tax gain on disposition of joint ventures of $33.9 million ($54.6 million pre-tax).





                   Schnitzer Steel Industries, Inc.
                    Selected Operating Statistics
                             (Unaudited)

                                                            Total
                                       Q1 FY07   Q2 FY07     FY07
                                      ------------------------------
Metals Recycling Business
    Ferrous Recycled Metal Sales
     Prices ($/LT)(1)
            Domestic                       $219      $233      $226
            Exports                         230       238       235
             Total Processing               226       237       232
            Trading                         252       257       254

    Ferrous Processing Sales Volume
     (LT)
           Cascade                      191,090   151,383   342,473
           Domestic                     155,970   174,752   330,722
           Export                       521,200   816,683 1,337,883
                                      ------------------------------
             Total Processed            868,260 1,142,818 2,011,078
                                      ------------------------------

    Ferrous Trading Sales Volume (LT)   320,018   276,220   596,238
                                      ------------------------------

    Total Ferrous Sales Volume (LT)   1,188,278 1,419,038 2,607,316
                                      ==============================

    Nonferrous Average Price
     ($/pound)(1)                        $1.017    $0.964    $0.989

    Nonferrous Sales Volume (pounds,
     in thousands)                       79,728    90,140   169,868


Steel Manufacturing Business
    Sales Prices ($/NT)(1)
            Average                        $546      $536      $541

    Sales Volume (NT)
            Rebar                        98,491   111,136   209,627
            Coiled Products              51,823    50,134   101,957
            Merchant Bar and Other       19,281    16,031    35,312
                                      ------------------------------
              Total                     169,595   177,301   346,896
                                      ==============================

Auto Parts Business
    Number of self-service locations
     at end of quarter                       35        35
    Number of full-service sites at
     end of quarter                          17        17

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.

(2) The Company elected to consolidate results of two of the businesses formed from the Hugo Neu Corporation separation agreement as though the transaction had occurred at the beginning of the fiscal year.

                   Schnitzer Steel Industries, Inc.
                    Selected Operating Statistics
                             (Unaudited)

                                                              Total
                      Q1 FY06  Q2 FY06   Q3 FY06   Q4 FY06     FY06
                         (2)
                     -------------------------------------------------
Metals Recycling
 Business
  Ferrous Recycled
   Metal Sales Prices
   ($/LT)(1)
      Domestic           $207      $202      $215      $238      $217
      Exports             204       195       206       245       214
       Total
        Processing        205       197       210       243       215
      Trading             216       178       222       253       226

  Ferrous Processing
   Sales Volume (LT)
     Cascade          154,146   147,986   174,833   190,971   667,936
     Domestic          58,343   158,177   176,339   130,164   523,023
     Export           336,712   605,386   534,966   621,182 2,098,246
                     -------------------------------------------------
       Total
        Processed     549,201   911,549   886,138   942,317 3,289,205
                     -------------------------------------------------

  Ferrous Trading
   Sales Volume (LT)  306,716   154,387   351,173   459,323 1,271,599
                      ------------------------------------------------

  Total Ferrous Sales
   Volume (LT)        855,917 1,065,936 1,237,311 1,401,640 4,560,804
                     =================================================

  Nonferrous Average
   Price ($/pound)(1)  $0.616    $0.742    $0.914    $1.083    $0.873

  Nonferrous Sales
   Volume (pounds, in
   thousands)          50,035    71,800    91,610    87,838   301,283


Steel Manufacturing
 Business
  Sales Prices
   ($/NT)(1)
      Average            $517      $522      $523      $548      $528

  Sales Volume (NT)
      Rebar            98,101    89,114   103,623    98,765   389,603
      Coiled Products  48,716    57,061    66,093    61,504   233,374
      Merchant Bar
       and Other       19,241    18,540    20,783    21,188    79,752
                     -------------------------------------------------
        Total         166,058   164,715   190,499   181,457   702,729
                     =================================================

Auto Parts Business
  Number of self-
   service locations
   at end of quarter       30        31        32        34
  Number of full-
   service sites at
   end of quarter          19        20        18        17

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.

(2) The Company elected to consolidate results of two of the businesses formed from the Hugo Neu Corporation separation agreement as though the transaction had occurred at the beginning of the fiscal year.



    CONTACT: Schnitzer Steel Industries, Inc.
             Investor Relations Contact:
             Rob Stone, 503-224-9900
             or
             Press Relations Contact:
             Tom Zelenka, 503-323-2821
             www.schnitzersteel.com
             ir@schn.com